UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2006

New Century Companies, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	000-09459 (Commission File Number)	06-10345787 (IRS Employer Identification No.)

9835 Santa Fe Springs Road Santa Fe Springs, CA (Address of principal executive offices)	90670 (Zip Code)

Registrant's telephone number, including area code (562) 906-8455

N/A (Former name or former address, if changed since last report)

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On February 28, 2006, New Century Companies, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with CAMOFI Master LDC (the “Purchaser”) whereby the Company agreed to sell, and the Purchaser agreed to purchase, up to $5,000,000 aggregate principal amount of 12% Senior Secured Convertible Notes due February 28, 2009 (up to $3,500,000 to be purchased at the Closing and up to an additional $1,500,000 to be purchased pursuant to an Additional Investment Right), secured by a first priority lien on all assets of the Company and its current and future subsidiaries (including a pledge of the shares of the Company’s current and future Subsidiaries). In conjunction with the Agreement, the Company, its subsidiary, and the Purchaser entered into the following attendant agreements, all dated February 28, 2006:

•	12% Senior Secured Convertible Note for $3,500,000 due February 28, 2009 (the “Notes”);
•	Security Agreement between the Company and its current and future subsidiaries on the one hand and the Purchaser on the other hand;
•	Subsidiary Guarantee;
•	Common Stock Purchase Warrant granting the Purchaser warrants to purchase 3,476,190 shares of common stock of the Company at an exercise price of $0.63 for a term of seven years (the “Warrants”);
•	Twelve month lock-agreements with certain Company shareholders;
•
Registration Rights Agreement whereby, within 45 days, the Company shall prepare and file with the Securities and Exchange Commission a Registration Statement covering the resale of 125% of the following securities (collectively, the “Registrable Securities”) of the Purchaser for an offering to be made on a continuous basis pursuant to Rule 415: (i) all of the shares of common Stock issuable upon conversion of the Note or as interest on the Notes assuming all of the Notes are converted and all permissible interest payments are made in shares of common stock and the Notes are held until maturity, (ii) all shares issuable as amortization payments on the Notes assuming all permissible amortization payments are made in shares of common stock and the Notes are held until maturity, (iii) all shares of common stock underlying the Warrants, (iv) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing; and (v) any additional shares issuable in connection with any anti-dilution provisions in the Notes or the Warrants, including a liquidated damages clause whereby if certain deadlines for filing, responding and effectiveness of the Registration Statement (each, an “Event Date”) are not met, the Company shall pay to the Purchaser an amount in cash equal to 1.5% of the outstanding principal of the Notes for any Registrable Securities then held by the Purchaser for the first 30 days (or part thereof) after the Event Date and an additional 1.5% for any subsequent 30-day period (or part thereof), thereafter; and

•	Escrow Agreement and side letter between the Purchaser and Katten Muchin Rosenman LLP (the “Escrow Agent”).

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to this transaction.

Section 2 - Financial Information

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 28, 2006, the Company entered into a 12% Senior Secured Convertible Note for $3,500,000 due February 28, 2009 with 12% interest (the “Note”). In the event that (i) the Company shall sell all or a portion of its assets, (ii) the Company shall be subject to a change of control transaction or (iii) Quilite International LLC’s audited financial statement are materially worse than its unaudited financial statements, the Company shall be required to repay the Notes at 120% of the principal amount thereof plus accrued interest to the date of repayment. If any event of default occurs, the full principal amount of the Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Purchaser’s election, immediately due and payable in cash.

Section 3 - Securities and Trading Markets

Item 3.02 - Unregistered Sales of Equity Securities

Pursuant to the Agreement, the Company issued to the Purchaser: (i) 12% Senior Secured Convertible Note for $3,500,000 due February 28, 2009 (the “Note”) which is convertible into that shares of common stock of the Company at a conversion price of $0.63 per share; and (ii) Common Stock Purchase Warrant granting the Purchaser warrants to purchase 3,476,190 shares of common stock of the Company at an exercise price of $0.63 for a term of seven years. The Company relied on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933 (the “Act”) and/or Rule 506 of Regulation D promulgated pursuant thereto. The Company believes that the Purchaser is an “accredited investor” under Rule 501 under Regulation D of the Act and had adequate access to information about the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW CENTURY COMPANIES, INC

Dated: March 6, 2006	By:	/s/ David Duquette
David Duquette
President